PROMISSORY NOTE

$550,935.91	March 31, 2011

FOR VALUE RECEIVED, the undersigned, CROSS BORDER RESOURCES, INC., a Nevada corporation, having its address for notice of 22610 US Highway 281 N., Suite 218, San Antonio, TX  78258 (hereinafter referred to as “Maker”) promises to pay to GREEN SHOE INVESTMENT, LTD., P.O. Box 556, Main Street, Charlestown, Nevis, West Indies (hereinafter referred to as “Payee”),  the principal sum of FIVE HUNDRED FIFTY THOUSAND NINE HUNDRED THIRTY FIVE AND 91/100 DOLLARS ($550,935.91), together with per annum interest thereon until maturity from the date of this Note on the outstanding balance thereof.  Interest shall be calculated on the basis of a 365-day year.  All payments hereunder shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment.  Said principal and interest shall be due and payable as follows:

Interest shall accrue (but not be payable) at a rate equal to the lesser of 9.99% or the maximum rate of interest allowable by law.  One payment of all outstanding principal and accrued interest shall be due and payable on September 30, 2012 (the “Maturity Date”).  There shall be no payments of principal or interest due until the Maturity Date; provided, however, Maker shall make a payment equal to one-third of the original principal amount plus all accrued interest to date within five (5) business days of the date the Maker closes an offering of equity that exceeds $1,000,000.00 in net proceeds to Maker.

All past due principal and interest shall bear interest at the maximum rate permitted by applicable law but not to exceed eighteen percent (18%) per annum based upon a 365-day year.

If default be made in the payment of any installment of principal and/or interest evidenced by this Note, and such default shall remain uncured for ten (10) days after notice from Payee, then in any such event Payee may, at its option, declare the entire principal balance of and all accrued interest on the indebtedness evidenced hereby immediately due and payable without notice or demand and exercise all other remedies allowed by applicable law.  Failure to exercise any of its options shall not constitute a waiver of the right of Payee to exercise the same, or any other option, in the event of any subsequent event of default.  If, after default, in the discretion of Payee, it becomes necessary to place this Note and obligation into the hands of an attorney for collection or institution of legal proceedings, or suit is brought on the same, or the same is collected through bankruptcy or other judicial proceeding, the Payee shall be entitled to collect all costs and expenses of collection or suit, including but not limited to, reasonable attorneys' fees not to exceed ten percent (10%) of the principal and accrued interest.

Notwithstanding anything to the contrary in this Note or in any other agreement entered into in connection herewith or securing the indebtedness evidenced hereby, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest or adjudicated as constituting interest, contracted for, chargeable or receivable under this Note or otherwise in connection with the Loan, shall under no circumstances exceed the maximum amount of interest permitted by applicable law.  In the event the maturity of this Note is accelerated by reason of an election by Payee resulting from a default hereunder or by voluntary prepayment by the Maker, the unearned interest may never include more than the maximum rate of interest permitted by applicable law.

If from any circumstances any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the maximum rate of interest permitted by applicable law shall be applied to the reduction of the principal amount owing on this Note or on account of any other principal indebtedness of the Maker to Payee, and not to payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, the amount of such excessive interest that exceeds the unpaid balance of principal hereof and such other indebtedness shall be refunded to the Maker.

The indebtedness evidenced by this Note may be prepaid in whole or part prior to the Maturity Date without prepayment penalty.

This Note may not be terminated orally, but only by a discharge in writing signed by Payee at the time such discharge is sought.

Any notice required or permitted to be given hereunder shall be in writing and shall be considered properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee either in person or via overnight courier, at the address provided in the introductory paragraph.  Notice so mailed shall be effective upon its deposit in the United States mail.  Notice given in any other manner shall be effective only if and when received by the addressee.

The terms of this Note shall be binding upon Maker, and upon Maker’s successors and assigns and shall inure to the benefit of Payee and its successors and assigns.

Simultaneously herewith, Maker and Payee are entering into that certain Loan Agreement which shall further evidence the indebtedness evidenced hereby.  The agreements, representations and warranties contained in the Loan Agreement are expressly incorporated herein and made a part of this Note.

IN WITNESS WHEREOF, the Maker has duly executed this Note effective as of the day and year above first written.

CROSS BORDER RESOURCES, INC.

By:	/s/ Everett Willard Gray II
Everett Willard Gray II
Chief Executive Officer